Exhibit 99.1

Vera Bradley, Inc.
Supplemental Statements of Income Fiscal 20141
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended				Fifty-Two Weeks Ended
	May 4, 2013	August 3, 2013	November 2, 2013	February 1, 2014	February 1, 2014
Net revenues	$121,559	$123,969	$128,949	$156,419	$530,896
Cost of sales	54,085	53,105	57,710	73,784	238,683
Gross profit	67,474	70,864	71,239	82,635	292,213
Selling, general, and administrative expenses	54,015	47,111	47,565	52,540	201,232
Other income	1,951	630	1,027	1,168	4,776
Operating income from continuing operations	15,410	24,383	24,701	31,263	95,757
Interest expense, net	204	127	139	101	571
Income from continuing operations before income taxes	15,206	24,256	24,562	31,162	95,186
Income tax expense	5,860	9,034	8,905	11,258	35,057
Income from continuing operations	9,346	15,222	15,657	19,904	60,129
Discontinued operations, net of income taxes	(157)	(271)	(431)	(458)	(1,317)
Net income	$9,189	$14,951	$15,226	$19,446	$58,812
Basic weighted-average shares outstanding	40,580	40,603	40,605	40,606	40,599
Diluted weighted-average shares outstanding	40,624	40,623	40,652	40,694	40,648
Net income (loss) per share - basic
Continuing operations	$0.23	$0.37	$0.39	$0.49	$1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
Net income	$0.23	$0.37	$0.37	$0.48	$1.45
Net income (loss) per share - diluted
Continuing operations	$0.23	$0.37	$0.39	$0.49	$1.48
Discontinued operations	—	(0.01)	(0.01)	(0.01)	(0.03)
Net income	$0.23	$0.37	$0.37	$0.48	$1.45

1On June 4, 2014, the Company entered into a five-year agreement with Mitsubishi Corporation and Look Inc. to import and distribute Vera Bradley products in Japan. As a result of moving to this wholesale business model, the Company exited its direct retail business in Japan in the third quarter. The supplemental schedule provided above recasts the Company's four quarters and year-to-date fiscal 2014 income statements to present the Japan results as discontinued operations.